SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933



                               SBS Interactive Co.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)


                     Florida                                     65-0705830
------------------------------------------------             -------------------
(State or other jurisdiction of incorporation or              (I.R.S. Employer
organization)                                                Identification No.)


200 Viceroy Road, Unit 5, Concord, Ontario Canada                  M4K 3N8
-------------------------------------------------                ----------
    (Address of principal executive offices)                     (Zip Code)



                 SBS Interactive Co. 2004 Equity Incentive Plan
                 ----------------------------------------------
                            (Full title of the plan)


                             Todd Gotlieb, President
                            200 Viceroy Road, Unit 5
                         Concord, Ontario L4K 3N8 Canada
                     ---------------------------------------
                     (Name and address of agent for service)


                                 (905) 660-0646
          -------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

                                               Proposed maximum     Proposed maximum
 Title of Securities        Amount to be      offering price per    aggregate offering        Amount of
   to be registered        registered(1)           share(2)              price(2)        registration fee(3)
----------------------- --------------------- -------------------- --------------------- --------------------
Common Stock                 7,000,000               $0.10               $700,000              $88.69


(1) This Registration Statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of Registrant's common stock.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, based on the average of the bid and ask prices of the Registrant's common stock as reported by the Over-The-Counter Bulletin Board on February 9, 2004.

(3)  Calculated pursuant to General Instruction E on Form S-8.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the consultant, as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424 in accordance with the Note to Part I of Form S-8. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents are hereby incorporated by reference into this Registration Statement:

     (a) The Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, filed by the Registrant with the Securities and Exchange Commission (the "Commission") on April 15, 2003, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

     (b) The Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003, filed by the Registrant with the Commission on May 15, 2003.

     (c) The Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003, filed by the Registrant with the Commission on August 14, 2003.

     (d) The Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003, filed by the Registrant with the Commission on November 14, 2003.

     (e) The description of the Registrant's common stock, which is contained in a registration statement filed on Form 10-SB, registration number 000-28363, filed with the Commission on December 3, 1999.

     (f) In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.






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



ITEM 4.  DESCRIPTION OF SECURITIES.

     Not applicable. The securities to be registered are registered under
Section 12 of the Securities Exchange Act of 1934.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Florida law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, that is, one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they will have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made if such person has been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

               ARTICLE X of the Registrant's Articles of Incorporation provides:

          To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. In addition, the Corporation shall have the power, in its By-laws or in any resolution of its stockholders or directors, to undertake to indemnify the officers and directors of this corporation against any contingency or peril as may be determined to be in the best interests of this corporation, and in conjunction therewith, to procure, at this corporation's expense, policies of insurance.



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


               ARTICLE F of the Registrant's Bylaws provides:

          The Corporation shall indemnify any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by, or in the right of, the Corporation), brought to impose a liability or penalty on such person in his capacity of Director, officer, employee or agent of this Corporation, or of any other corporation which such person serves as such at the request of this Corporation, against judgments, fines, amounts paid in settlement and expenses, including attorney's fees, actually and reasonably incurred as a result of such action, suit or proceeding, or any appeal thereof, if they acted in good faith in the reasonable belief that such action was in the best interest of this Corporation, and in criminal actions or proceedings without reasonable ground for belief that such action was unlawful. The termination of any such civil or criminal action, suit or proceedings by judgment, settlement, conviction or upon a plea of nolo contendere shall not in itself create a presumption that any Director or officer did not act in good faith in the reasonable belief that such action was in the best interests of this Corporation or that they had reasonable ground for belief that such action was unlawful. The foregoing rights of indemnification shall apply to the heirs and personal representatives of any such Director, officer, employee or agent and shall not be exclusive of other rights to which they may be entitled.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.


ITEM 7.  EXEIMPTION FROM REGISTRATION CLAIMED

     Not applicable.


ITEM 8.  EXHIBITS.

         5.       Opinion regarding legality (including consent)
         10.      SBS Interactive Co. 2004 Equity Incentive Plan
         23.      Consent of Barry I. Hechtman, P.A., Certified Public
                     Accountants


ITEM 9.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to


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


the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) 0f the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.








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


                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Concord, Ontario, Canada, on this 11th day of February 2004.

                                     SBS Interactive Co.



                                     By: /s/Todd Gotlieb
                                         ---------------------------------------
                                         Todd Gotlieb, President and Principal
                                         Executive Financial and Accounting
                                         Officer


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:


Dated:  February 11, 2004            /s/Todd Gotlieb
                                     -------------------------------------------
                                     Todd Gotlieb
                                     Director, President and Principal Executive
                                     Financial and Accounting Officer



Dated:  February 11, 2004            /s/Sam Ash
                                     -------------------------------------------
                                     Sam Ash, Secretary and Director




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